EXHIBIT 99.1

News Release

TranSwitch Announces Plans to Acquire Mysticom Ltd.

Mysticom’s expertise and technology enhance TranSwitch’s position in the

Carrier-class Ethernet market

SHELTON, CT – December 6, 2005 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of high-speed semiconductor solutions for voice, data and video communications, today announced that it has entered into a definitive agreement to acquire Mysticom Ltd., a privately-held developer of high-performance, low-power, multi-Gigabit Ethernet transceivers for the communications industry. With this acquisition, TranSwitch gains in-house capability to integrate high-speed SerDes and PHY technology into its future Envoy™, PHAST®, and EtherMap® series of products.

“Integrated SerDes capabilities in our PHAST-12N, EtherPHAST™-48 Plus, PHAST-48V, and VTXP™-48 have been a strong differentiator for us. We acquired SerDes IP (intellectual property) for these products from third parties. As we move into our next series of Envoy, PHAST, and EtherMap products with 10 Gigabit SONET/SDH and Ethernet interfaces, we need to continue to integrate SerDes and PHY functions. External IP for 10 Gigabit SerDes and PHY is not readily available, and Mysticom’s proven capability in analog/mixed-signal design and in these technologies will enable TranSwitch to continue it strategy of integrating SerDes and PHY capabilities in its next-generation products,” said Santanu Das, president and CEO of TranSwitch.

“TranSwitch continues to be committed to achieving operating break-even in the second half of 2006, and it is our objective that this acquisition will be cash-flow and P&L neutral in this timeframe,” continued Dr. Das.

Mysticom, a fabless semiconductor company, currently designs, develops and markets 10 Gigabit Ethernet transceivers for a variety of applications, including data center, enterprise, server, storage and high definition video. Mysticom’s family of 10 Gigabit Ethernet transceivers delivers superior interconnect performance over a variety of cable media and is fully compliant with CX4, LX4, and XAUI standards. The patented designs of these products provide extremely low-power consumption in very small form factors. TranSwitch will continue to market and support these products and work actively to integrate these functions into its future higher-speed devices for Carrier-class applications.

Mysticom also markets intellectual property (IP) cores for Fast Ethernet (10/100) and Gigabit Ethernet (GbE) PHY applications. TranSwitch will continue to support these activities.

“We are delighted to join the TranSwitch team,” said Neil Vasant, CEO of Mysticom. “TranSwitch has an unmatched portfolio of Carrier-class Ethernet controllers and Mysticom’s PHY technology complements TranSwitch’s strengths in this area. The synergy in our respective spheres of expertise will enable TranSwitch to extend its leadership in the Carrier-class Ethernet market.”

TranSwitch is expected to acquire the Israel-based company through the issuance of approximately $5 million of TranSwitch Common Stock. Upon the satisfactory achievement of certain revenue objectives and a positive operating cash flow over the next 12 months, TranSwitch will pay up to an additional $10 million in the form of TranSwitch stock or cash, at its option. The transaction is expected to be completed in TranSwitch’s first quarter ending March 31, 2006, subject to customary closing conditions and requisite regulatory approvals. Mysticom Ltd. will operate as a wholly owned subsidiary of TranSwitch.

SVB Alliant, the investment banking subsidiary of SVB Financial Group, exclusively represented Mysticom Ltd. in this transaction.

TranSwitch will host a conference call regarding this announcement at 5:00 p.m. EST today (Tuesday, December 6, 2005). To listen to the live call, investors can dial 719-457-2629 and reference confirmation code: 4155962. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through December 13, 2005. To access the replay, dial 719-457-0820 and enter confirmation code: 4155962. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About Mysticom Ltd.

Mysticom Ltd. is a private fabless semiconductor company that designs, develops and markets high- performance, low-power, multi-gigabit transceivers for a variety of applications, including data center, enterprise, server, storage and high definition video. Founded in 1997, the Company has a track record of technology leadership in multi-gigabit Ethernet transceiver technology. The Company’s solutions deliver superior interconnect performance over any cable medium, are fully compliant with CX4, LX4, and XAUI standards and significantly reduce power consumption in a variety of next-generation form factors. The Company maintains its headquarters in Netanya, Israel.

About TranSwitch

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

TranSwitch, EtherMap and PHAST are registered trademarks of TranSwitch Corporation. EtherPHAST and VTXP are trademarks of TranSwitch Corporation. Mysticom is a registered trademark of Mysticom Ltd.

For more information contact:

Joyce Clark

Director, Marketing Communications

TranSwitch Corporation

3 Enterprise Dr.

Shelton, CT 06484

203.929.8810 ext. 2609

joyce.clark@transwitch.com